Exhibit 5.1

[Goodwin Procter LLP Letterhead]

December 16, 2016

Terreno Realty Corporation

101 Montgomery Street, Suite 200

San Francisco, California 94104

Re:     Securities Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (File No. 333-203030) (as amended or supplemented, the “Registration Statement”) filed on March 26, 2015 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by Terreno Realty Corporation, a Maryland corporation (the “Company”), of any combination of securities of the types specified therein. The Registration Statement became effective upon filing with the Commission on March 26, 2015. Reference is made to our opinion letter dated March 26, 2015 and included as Exhibit 5.1 to the Registration Statement. We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on December 16, 2016 by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Company of up to $150,000,000 of shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”), covered by the Registration Statement. The Shares are being offered and sold pursuant to Equity Distribution Agreements by and between the Company and each of KeyBanc Capital Markets Inc., Robert W. Baird & Co. Incorporated, BTIG, LLC, Goldman, Sachs & Co., Jefferies LLC, JMP Securities LLC, MUFG Securities Americas Inc. (formerly known as Mitsubishi UFJ Securities (USA), Inc.) and Stifel, Nicolaus & Company, Incorporated, as sales agents (the “Distribution Agreements”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

For purposes of the opinion set forth below, we have assumed that the Shares are issued for a price per share equal to or greater than the minimum price authorized by the Company’s board of directors prior to the date hereof (the “Minimum Price”) and, in the future, the Company does not issue shares of Common Stock or reduce the total number of shares of Common Stock that the Company is authorized to issue under its charter such that the number of authorized but unissued shares of Common Stock under the Company’s charter is less than the number of unissued Shares that may be issued for the Minimum Price.

Terreno Realty Corporation

December 16, 2016

The opinion set forth below is limited to the Maryland General Corporation Law (which includes reported judicial decisions interpreting the Maryland General Corporation Law).

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued, delivered and paid for in accordance with the Equity Distribution Agreements and in exchange for a price per share equal to or greater than the minimum price authorized by the Company’s board of directors, will be validly issued, fully paid and nonassessable.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K relating to the Shares (the “Current Report”), which is incorporated by reference in the Registration Statement. We hereby consent to the filing of this opinion letter as an exhibit to the Current Report and its incorporation by reference and the reference to our firm in that report. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ GOODWIN PROCTER LLP

GOODWIN PROCTER LLP